Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cohu, Inc. 2005 Equity Incentive Plan of Cohu, Inc. of our reports dated February 20, 2009, with respect to the consolidated financial statements and schedule of Cohu, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2008, and the effectiveness of internal control over financial reporting of Cohu, Inc. filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Diego, California
July 21, 2009